As filed with the Securities and Exchange Commission on August 8, 2006
                                                     Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      PROVIDENT COMMUNITY BANCSHARES, INC.
                   (FORMERLY UNION FINANCIAL BANCSHARES, INC.)
   (Exact name of registrant as specified in its certificate of incorporation)

           DELAWARE                                      57-1001177
 (State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                              203 WEST MAIN STREET
                           UNION, SOUTH CAROLINA 29379
                                 (864) 427-9000
                   (Address, including zip code, and telephone
    number, including area code, of registrant's principal executive offices)


         PROVIDENT COMMUNITY BANCSHARES, INC. 2006 EQUITY INCENTIVE PLAN
            (FORMERLY KNOWN AS THE UNION FINANCIAL BANCSHARES, INC.
                          2006 EQUITY INCENTIVE PLAN)
                            (Full Title of the Plan)
                     --------------------------------------
                                                COPIES TO:
DWIGHT V. NEESE                                 PAUL M. AGUGGIA
PRESIDENT AND CHIEF EXECUTIVE OFFICER           SCOTT A. BROWN
PROVIDENT COMMUNITY BANCSHARES, INC.            MULDOON MURPHY & AGUGGIA LLP
203 WEST MAIN STREET                            5101 WISCONSIN AVENUE, N.W.
UNION, SOUTH CAROLINA 29379                     WASHINGTON, DC 20016
(864) 427-9000                                  (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                       CALCULATION OF REGISTRATION FEE

=================================================================================================================
   Title of each Class of                             Proposed Maximum       Proposed Maximum        Amount of
    Securities to be             Amount to be        Offering Price Per     Aggregate Offering      Registration
       Registered                Registered(1)           Share(3)               Price(4)                Fee
-----------------------------------------------------------------------------------------------------------------
     Common Stock
    $.01 Par Value              150,000 Shares(2)        $18.00                $2,700,000              $289
=================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Provident Community Bancshares, Inc. 2006 Equity Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Provident Community Bancshares, Inc. (the "Common Stock") pursuant to 17 C.F.R. Section 230.416(a).
(2) Represents the shares which may be issued upon the vesting or exercise of awards under the Plan.
(3) The average of the high and low price of the Common Stock as reported on Nasdaq on August 7, 2006 in accordance with 17 C.F.R. Section 230.457(c).
(4)  Estimated solely for the purpose of calculating the registration fee.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED AND 17 C.F.R. SECTON 230.462.

PROVIDENT COMMUNITY BANCSHARES, INC.

PART I            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The document containing the information for the Provident Community Bancshares, Inc. 2006 Equity Incentive Plan ("2006 Plan") required by Part I of the Registration Statement will be sent or given to the participants in the 2006 Plan as specified by Rule 428(b)(1). Said document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed by Provident Community Bancshares, Inc. (the "Company" or the "Registrant") with the SEC are incorporated by reference in this Registration Statement:

         (a) The Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2005, filed with the SEC on March 21, 2006, which includes the consolidated balance sheets of the Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the periods ended December 31, 2005 and 2004, the three months ended December 31, 2003 and the year ended September 30, 2003, together with the related notes and the report of Elliott Davis, LLC, independent registered public accounting firm (SEC File No. 001-5735).

         (b) The Quarterly Report on Form 10-Q filed by the Company for the quarter ended March 31, 2006 filed with the SEC on May 12, 2006 (SEC File No.001-5735).

         (c) The description of the Registrant's Common Stock contained in the Registrant's Form 8-A (File No. 1-5735) as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 and Rule 12b-15 promulgated thereunder.

         (d) The Current Reports on Form 8-K filed by the Registrant with the SEC on July 19, 2006, April 20, 2006 and April 19, 2006 (in each case other than those portions furnished under Item 2.02, 7.01, or 9.01 of Form 8-K).

         (e) All documents filed by the Registrant pursuant to Sections 13(a) and (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") except items 2.02, 7.01 and 9.01 filed under Form 8-K, after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The common stock to be offered pursuant to the 2006 Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

         The validity of the Common Stock offered hereby has been passed upon by Muldoon Murphy & Aguggia LLP, Washington, DC, for the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Any such indemnification and advancement of expenses provided under
Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

         In accordance with the DGCL (being Chapter 1 of Title 8 of the Delaware
Code), Articles 15 and 16 of the Registrant's Certificate of Incorporation provide for the indemnification of directors, officers, and other employees as described below:

Article XV.       Indemnification
---------------------------------

         A.     Persons. The Corporation shall indemnify, to the extent provided
                -------
in paragraphs B, D or F:

                1. any person who is or was a director, officer, employee, of the Corporation; and

                2. any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

         B.     Extent - Derivative Suits. In case of a threatened, pending or
                -------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

         C.     Standard - Derivative Suits. In case of a threatened, pending or
                ---------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

                1.   he is successful on the merits or otherwise; or

                2. he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         D.     Extent - Nonderivative Suits. In case of a threatened, pending
                ----------------------------
or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         E.     Standard - Nonderivative Suits. In case of a nonderivative suit,
                ------------------------------
a person named in paragraph A shall be indemnified only if:

                1.   he is successful on the merits or otherwise; or

                2. he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV of this Certificate) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent
                                          ---- ----------
shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

         F.     Determination That Standard Has Been Met. A determination that
                ----------------------------------------
the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

                1. the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

                2. independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

                3.   the stockholders of the Corporation.

         G.     Proration. Anyone making a determination under paragraph F may
                ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         H.     Advance Payment. The Corporation may pay in advance any expenses
                ---------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if (i) the board of directors authorizes the specific payment; and (ii) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

         I.     Nonexclusive. The indemnification and advance of expenses
                ------------
provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         J.     Continuation. The indemnification provided by this Article XVII
                ------------
shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this
Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

         K.     Insurance. The Corporation may purchase and maintain insurance
                ---------
on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

         L.     Savings Clause. If this Article XVII or any portion hereof shall
                --------------
be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law.

Article XVI.   Elimination of Directors' Liability
--------------------------------------------------

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  LIST OF EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         5 Opinion of Muldoon Murphy & Aguggia LLP, Washington, DC, as to the legality of the Common Stock registered hereby.

         10.1 Provident Community Bancshares, Inc. 2006 Equity Incentive Plan.(1) (formerly known as the Union Financial Bancshares, Inc. 2006 Equity Incentive Plan)

         10.2   Form of Award Agreements

         23.1 Consent of Muldoon Murphy & Aguggia LLP (contained in the opinion included as Exhibit 5).

         23.2   Consent of Elliott Davis, LLC.

         24     Power of Attorney is located on the signature pages.

ITEM 9.  UNDERTAKINGS

         (a)    The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

------------------------------
(1) Incorporated by reference herein to Appendix A of the Provident Community Bancshares, Inc. Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2006 (SEC File No. 001-5735).

                     (i)   To include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to
                           the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c)-(g)  Not applicable.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (i)-(l)  Not applicable.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Provident Community Bancshares, Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of South Carolina, on August 8, 2006.

                             PROVIDENT COMMUNITY BANCSHARES, INC.



                             By: /s/ Dwight V. Neese
                                 -----------------------------------------------
                                 Dwight V. Neese
                                 Director, President and Chief Executive Officer (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Neese) constitutes and appoints Dwight V. Neese, and Mr. Neese constitutes and appoints Carl L. Mason, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name                                        Title                                     Date
----                                        -----                                     ----
/s/ Carl L. Mason                           Chairman of the Board                     August 8, 2006
-----------------------------
Carl L. Mason


/s/ Dwight V. Neese                         Director, President and Chief             August 8, 2006
-----------------------------               Executive Officer (Principal
Dwight V. Neese                             Executive Officer)


/s/ Richard H. Flake                        Executive Vice President                  August 8, 2006
-----------------------------               and Chief Financial Officer
Richard H. Flake                            (Principal Financial and
                                            Accounting Officer)

/s/ Robert H. Breakfield                    Director                                  August 8, 2006
-----------------------------
Robert H. Breakfield

                                                 9



/s/ James W. Edwards                        Director                                  August 8, 2006
-----------------------------
James W. Edwards


/s/ William M. Graham                       Director                                  August 8, 2006
-----------------------------
William M. Graham


/s/ Louis M. Jordan                         Director                                  August 8, 2006
-----------------------------
Louis M. Jordan


/s/ Philip C. Wilkins                       Director                                  August 8, 2006
-----------------------------
Philip C. Wilkins



                                                  EXHIBIT INDEX
                                                  -------------

                                                                                                     SEQUENTIALLY
                                                                                                       NUMBERED
                                                                                                         PAGE
 EXHIBIT NO.    DESCRIPTION                                       METHOD OF FILING                     LOCATION
-------------   ----------------------------------------------    --------------------------------  --------------
      5         Opinion of Muldoon Murphy & Aguggia LLP           Filed herewith.

     10.1       Provident Community Bancshares, Inc. 2006         Incorporated by Reference.
                Equity Incentive Plan (formerly known as the
                Union Financial Bancshares, Inc. 2006 Equity
                Incentive Plan)

     10.2       Form of Award Agreements                          Filed herewith.

     23.1       Consent of Muldoon Murphy & Aguggia LLP           Contained in Exhibit 5 hereof.

     23.2       Consent of Elliott Davis, LLC                     Filed herewith.

      24        Power of Attorney                                 Located on the signature page.
